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                             THE VANTAGEPOINT FUNDS

                          US GOVERNMENT SECURITIES FUND

                          777 NORTH CAPITOL STREET, NE
                                    SUITE 600
                             WASHINGTON, D.C. 20002


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                              INFORMATION STATEMENT

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This Information Statement is being furnished by the Board of Directors of The
Vantagepoint Funds (the "VP Funds") to inform shareholders of the US Government Securities Fund (the "Fund") about recent changes related to the Fund's subadvisory arrangements. These changes were made by the Board of Directors of the VP Funds on the recommendation of the Fund's investment adviser, Vantagepoint Investment Advisers, LLC ("VIA"), without shareholder approval as is permitted by a May 8, 2000 order of the Securities and Exchange Commission ("SEC"). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to shareholders of the Fund on or before March 29, 2004.


                                  INTRODUCTION

VIA is the investment adviser for each of the VP Funds. VIA employs a so-called "manager of managers" arrangement in managing the VP Funds. This permits VIA, subject to approval by the Board of Directors, to hire, terminate or replace unaffiliated subadvisers, and to modify material terms and conditions of a subadvisory agreement (including the fees payable by VIA under those subadvisory agreements). VIA recommended and the Board of Directors has approved the appointment of Mellon Capital Management Corporation ("Mellon Capital") as a subadviser to the Fund, replacing Seix Investment Advisors, Inc. This Information Statement informs you of that change.

Section 15(a) of the Investment Company Act of 1940 (the "1940 Act") generally requires that each fund's shareholders approve all agreements pursuant to which persons serve as investment adviser or subadviser to the fund. In order to use the "manager or managers" authority discussed above, the VP Funds and VIA requested and received an exemptive order (the "SEC Order") on May 8, 2000 from the SEC. The SEC Order exempts VIA and the VP Funds from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the VP Funds' Board of Directors, subject to certain conditions, to appoint a new unaffiliated subadviser and approve a new subadvisory agreement on behalf of a fund without a shareholder vote.

Consistent with the SEC Order, the Board of Directors, including the Directors who are not "interested persons" of the VP Funds or of VIA under the 1940 Act, appointed Mellon Capital as a subadviser for the Fund and approved the subadvisory agreement with Mellon Capital. As discussed later in this Information Statement, the Board of Directors carefully considered the matter and concluded that the appointment of Mellon Capital under the terms of the subadvisory agreement was in the best interests of the Fund and its shareholders.

As a condition to relying on the SEC Order, VIA and the VP Funds are required to furnish shareholders of the Fund with notification of the appointment of a new unaffiliated subadviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangement.






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                  APPOINTMENT OF A NEW SUBADVISER FOR THE FUND

Effective December 29, 2003, Mellon Capital was appointed as a new subadviser for the Fund, replacing Seix Investment Advisors, Inc. ("Seix"). The Fund's subadvisory agreement with Seix was terminated. Mellon Capital is currently the only subadviser for the Fund.


            VIA'S RECOMMENDATION AND THE BOARD OF DIRECTORS' DECISION

VIA recommended the appointment of Mellon Capital as subadviser of the Fund after a careful search for a government securities manager. Mellon Capital was recommended because it demonstrated expertise as a risk-controlled manager and VIA's conclusion that the change from an active management approach to an enhanced index management approach would improve returns, net of fees, compared against the Fund's benchmark index on a more consistent basis. Before approving VIA's recommendations, the Board of Directors of the VP Funds, at a meeting held on December 11, 2003, considered detailed recommendations, supporting analyses and data presented by VIA.

Among other things, the Board of Directors received from VIA and considered information relating to VIA's recommendation to terminate Seix and about Mellon Capital's business, personnel, operations, brokerage and trading policies and practices, code of ethics and other compliance procedures and investment services, including data on the performance of comparable accounts and funds and the portfolio composition of comparable accounts and funds under Mellon Capital's management. The Board of Directors also received information from VIA on the results of VIA's ongoing subadviser oversight and monitoring process and its prospective subadviser search process that included on-site interviews of Mellon Capital's key personnel by a team of VIA representatives. VIA provided the Board of Directors with information relating to the expected effect of the subadvisory change on the Fund, including information on cross-holdings among the securities held in the Fund's portfolio and similar accounts managed by Mellon Capital. In addition, the Board of Directors received and considered information relating to advisory fees and expense ratios of a selected group of comparable funds and the impact of the recommended changes on the Fund in terms of the advisory fees that would be paid to Mellon Capital in relation to the Fund's current subadvisory fees and in terms of the Fund's total expense ratio and the potential transaction and investment opportunity costs to the Fund of transitioning from Seix to Mellon Capital. In reaching its decision to appoint Mellon Capital, the Board of Directors considered the nature and quality of the services expected to be provided to the Fund, the investment process of Mellon Capital, the history, reputation and qualifications of Mellon Capital's personnel and certain information relating to Mellon Capital's financial condition, and other relevant factors.

                            THE SUBADVISORY AGREEMENT

The subadvisory agreement between Mellon Capital, the Fund and VIA has terms substantially similar to the agreements with other subadvisers to The Vantagepoint Funds, except for the rates of the fees payable by the Fund to Mellon Capital. Mellon Capital will make all investment decisions for the portion of the Fund's assets allocated to it, and will continuously review, supervise and administer the Fund's investment program with respect to those assets. Mellon Capital is independent of VIA and discharges its responsibilities subject to the supervision of VIA and the Board of Directors, and in a manner consistent with the Fund's investment objectives, policies and limitations. The new subadvisory agreement with Mellon Capital has an initial term of two years, until December 29, 2005. Thereafter, continuance of the agreement will require annual approval of the VP Funds' Board of Directors, including a majority of the independent directors.

The fees, based on the value of the Fund's assets under the subadviser's management, charged by Mellon Capital are:

         First $100 million - 0.06%
         Above $100 million - 0.05%


                               THE NEW SUBADVISER

Mellon Capital was founded in 1983 and is registered as an investment adviser with the SEC. Mellon Capital is a wholly-owned, indirect subsidiary of Mellon Financial Corporation, a publicly traded bank holding company, and has its principal place of business at 595 Market Street, San Francisco, California 94105. Mellon Capital manages institutional assets for defined benefit and 401(k) pension plans, endowments and other types of institutional





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investors utilizing quantitative investment processes. Mellon Capital provides global and domestic tactical asset allocation and enhanced indexing investment processes which are intended to outperform benchmarks. Mellon Capital also provides index asset management services. The principal executive officers and directors of Mellon Capital are listed on Exhibit A.

Mellon Capital also serves as subadviser to the Vantagepoint Asset Allocation Fund, Vantagepoint Core Bond Index Fund, Vantagepoint 500 Stock Index Fund, Vantagepoint Broad Market Index Fund, Vantagepoint Mid/Small Company Index Fund and Vantagepoint Overseas Equity Index Fund. Mellon Capital does not currently serve as investment adviser to other registered investment companies with investment objectives similar to those of the Fund.


       THE INVESTMENT ADVISER AND THE MASTER INVESTMENT ADVISORY AGREEMENT

VIA, 777 North Capitol Street, NE, Washington, D.C. 20002, is a wholly owned subsidiary of, and controlled by the ICMA Retirement Corporation ("RC"), a retirement plan administrator and investment adviser whose principal investment advisory client is VantageTrust Company ("VantageTrust"). RC was established as a not-for-profit organization in 1972 to assist state and local governments and their agencies and instrumentalities in the establishment and maintenance of deferred compensation and qualified retirement plans for the employees of such public sector entities. These plans are established and maintained in accordance with Sections 457 and 401, respectively, of the Internal Revenue Code of 1986, as amended. RC has been registered as an investment adviser with the SEC since 1983.

VIA is a Delaware limited liability company and is registered as an investment adviser with the SEC.

Joan McCallen serves as President and Chief Executive Officer of RC, President of VIA and President and Principal Executive Officer of the VP Funds. Paul Gallagher serves as Senior Vice President, Secretary and General Counsel of RC, Secretary of VIA and Secretary of the VP Funds. John Bennett serves as Treasurer of the VP Funds, Senior Vice President and Chief Financial Officer of RC and Treasurer of VIA.

VIA provides investment advisory services to each of the VP Funds, including the Fund, under a Master Investment Advisory Agreement (the "Advisory Agreement") dated March 1, 1999, as amended on December 1, 2000. VIA's advisory services include fund design, establishment of fund investment objectives and strategies, selection and management of subadvisers, and performance monitoring, and supervising and directing each fund's investments. Additionally, VIA furnishes periodic reports to the VP Funds' Board of Directors regarding the investment strategy and performance of each fund.

Pursuant to the Advisory Agreement, the VP Funds compensate VIA for these services by paying VIA an annual advisory fee assessed against average daily net assets under management in each fund as follows: All funds, except the Index Funds (including the Model Portfolio Funds) - 0.10% and the Index Funds - 0.05%.


                                    FEES PAID

Seix received $208,229 in fees for services provided from January 1, 2003 through December 11, 2003.


                         RECORD OF BENEFICIAL OWNERSHIP

The principal shareholder in the VP Funds is VantageTrust. VantageTrust was established for the purpose of holding and investing the assets of public sector retirement and deferred compensation plans. VantageTrust owns a majority of the outstanding shares of the Fund and is considered a "control" person for purposes of the 1940 Act. As of December 31, 2003, the directors and officers of the VP Funds owned less than 1% of the outstanding shares of the Fund.





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                               GENERAL INFORMATION

DISTRIBUTOR
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ICMA-RC Services, LLC, 777 North Capitol Street, NE, Suite 600, Washington, D.C.
20002, serves as the distributor of the VP Funds' shares pursuant to a Distribution Agreement dated March 1, 1999. ICMA-RC Services, LLC is a wholly-owned subsidiary of RC and an affiliate of VIA. Joan McCallen serves as President of ICMA-RC Services, LLC.

TRANSFER AGENT
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Vantagepoint Transfer Agents, LLC, 777 North Capitol Street, NE, Suite 600,
Washington, D.C. 20002, serves as the transfer agent of the VP Funds' shares pursuant to a Transfer Agency and Administrative Services Agreement dated March 1, 1999. Vantagepoint Transfer Agents, LLC is a wholly-owned subsidiary of RC and an affiliate of VIA. Joan McCallen serves as President of Vantagepoint Transfer Agents, LLC.

ADMINISTRATOR AND CUSTODIAN
---------------------------

VIA and Vantagepoint Transfer Agents, LLC provide administrative services to the VP Funds. In addition, Investors Bank & Trust Company ("IBT"), 200 Clarendon Street, Boston, MA 02117, provides certain administrative and sub-transfer agency services to the VP Funds pursuant to an Administration Agreement dated January 21, 1999, as amended December 31, 2001 and a Sub-Transfer Agency and Service Agreement dated February 3, 1999. IBT also serves as custodian for the VP Funds.


                                  HOUSEHOLDING

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record. If you need additional copies of this Information Statement, please contact the VP Funds toll free at 1-800-669-7400. If you do not want the mailing of this Information Statement to be combined with those for other members of your household, contact the VP Funds in writing at 777 North Capitol Street, NE, Suite 600, Washington, D.C. 20002.


                              FINANCIAL INFORMATION

Shareholders can obtain a copy of the VP Funds' most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the VP Funds at 777 North Capitol Street, NE, Suite 600, Washington, D.C. 20002 or by calling the VP Funds toll free at 1-800-669-7400.




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                                    EXHIBIT A


The principal executive officers and directors of Mellon Capital are(1):

NAME                        TITLE
----                        -----

Thomas F. Loeb              Chairman & Chief Executive Officer; Chairman, Board of Directors
William L. Fouse            Chairman Emeritus
Charles J. Jacklin          President; Director
Stephen E. Canter           Director
John J. Nagorniak           Director
Ronald P. O'Hanley          Director
James R. Tufts              Executive Vice President & Chief Operating Officer
Thomas B. Hazuka            Executive Vice President & Chief Investment Officer
Susan M. Ellison            Managing Director, Equity Portfolio Management
David Kwan                  Managing Director, Fixed Income Management & Trading
Vikas Oswal                 Managing Director, Chief Investment Strategist, Asset Allocation
Helen Potter                Managing Director, Asset Allocation
Ralph P. Goldsticker III    Managing Director, Investment Research
Ramu Thiagarajan            Managing Director, Enhanced Equity Strategies
Brenda J. Oakley            Executive Vice President & Chief Administrative Officer
Gabriela Franco Parcella    Managing Director & General Counsel
Linda Lillard               Managing Director, Information Technology
Polly Shouse                Executive Vice President, Houston
Barbara Dougherty           Managing Director, Client Service & Marketing Communication
Richard J. Forster          Managing Director, Marketing, San Francisco
Earl Kleckner               Managing Director, Marketing, Pittsburgh
Scott Ruddick               Managing Director, Marketing, Boston





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(1) The address of each person is c/o Mellon Capital Management Corporation,
595 Market Street, San Francisco, California 94105.




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